Exhibit 99.2

Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5814

Analyst Contact:	Don Pearson
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5812

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Announces $5 Million Stock Buyback Plan

SCHAUMBURG, Ill. – October 28, 2014 – Sparton Corporation (NYSE: SPA) announced that its Board of Directors unanimously approved on October 22, 2014 the repurchase of up to $5 million of its common stock.

The authorized repurchases will be made from time to time in either the open market, block transactions, or through privately negotiated transactions. The timing, volume and nature of share repurchases will be at the sole discretion of management, dependent on market conditions, applicable securities laws, and other factors, and may be suspended or discontinued at any time. No assurance can be given that any particular amount of common stock will be repurchased.

“The stock buyback plan reaffirms our confidence in the long-term growth of the Company,” stated Cary B. Wood, president and chief executive officer. “It is facilitated by our strong capital structure and liquidity and will not only represent a good investment for our Company, but it also demonstrates our commitment to increase shareholder value.”

As of June 30, 2014, Sparton had $8 million of cash and $41 million borrowed with $59 million unused on the line of credit. On September 11, 2014, the line of credit was increased to $200 million with a $100 million accordion feature.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has nine manufacturing locations and four engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

# # #